Exhibit (8)(a)

                      [Letterhead of Sullivan & Cromwell]

                                                                  May 26, 1998

First Union Corporation
One First Union Center,
Charlotte, North Carolina 28288.

Ladies and Gentlemen:

     We have acted as counsel to First Union Corporation, a corporation organized under the laws of North Carolina ("FUNC"), in connection with the planned acquisition by First Union National Bank, a national banking association and a wholly-owned subsidiary of FUNC ("FUNB"), in exchange for FUNC voting stock, of all of the shares of The Money Store Inc., a New Jersey corporation ("TMSI"), by means of a merger (the "Merger") of First Union New Jersey, Inc., a newly-formed, wholly-owned subsidiary of FUNB ("FUNC-NJ") with and into TMSI, with TMSI surviving, pursuant to the Agreement and Plan of Merger (the "Agreement"), dated as of March 4, 1998, by and among FUNC, FUNB, FUNC-NJ and TMSI. Capitalized terms used but not defined herein shall have the meanings specified in the Registration Statement or the appendices thereto (including the Agreement).

     We have assumed with your consent that (1) the Merger will be effected in accordance with the Agreement and (2) the representations contained in the letters of representation from FUNC and TMSI to us dated May 26, 1998 were true and correct when made and will be true and correct at the Effective Time.

     On the basis of the foregoing, and our consideration of such other matters of fact and law as we have deemed necessary or appropriate, it is our opinion, under presently applicable federal income tax law, that the Merger will constitute a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended, and that:

      (i) no gain or loss will be recognized for federal income tax purposes by TMSI stockholders upon the exchange in the Merger of shares of TMSI Common Stock and/or TMSI Preferred Stock solely for FUNC Common Shares or, if applicable, shares of FUNC Convertible Class A Preferred Stock (except with respect to cash received in lieu of a fractional share interest in FUNC Common Stock);

      (ii) the basis of FUNC Common Shares and, if applicable, shares of FUNC Convertible Class A Preferred Stock received in the Merger by TMSI stockholders (including the basis of any fractional share interest in FUNC Common Stock) will be the same as the basis of the shares of TMSI Common Stock and/or TMSI Preferred Stock surrendered in exchange therefor;

      (iii) the holding period of the FUNC Common Shares and, if applicable, the shares of FUNC Convertible Class A Preferred Stock received in the Merger by a TMSI stockholder (including the holding period of any fractional share interest in FUNC Common Stock) will include the holding period during which the shares of TMSI Common Stock and/or TMSI Preferred Stock surrendered in exchange therefor were held by the TMSI stockholder, provided such shares of TMSI Common Stock and/or TMSI Preferred Stock were held as capital assets on the Effective Date; and

      (iv) cash received by a holder of TMSI Common Stock and/or TMSI Preferred Stock in lieu of a fractional share interest in FUNC Common Stock will be treated as received for such fractional share interest and, provided the fractional share would have constituted a capital asset in the hands of such holder, the holder should in general recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the portion of the adjusted basis in the TMSI Common Stock and/or TMSI Preferred Stock allocable to the fractional share interest.

     We express no opinion as to the effect of the Merger on any stockholder that is required to recognize unrealized gains and losses for federal income tax purposes at the end of each taxable year under a mark-to-market system.

     The federal income tax consequences described herein may not apply to certain classes of taxpayers, including, without limitation, TMSI stockholders who received their TMSI Common Stock upon the exercise of employee stock options or otherwise as compensation, that hold their TMSI Common Stock and/or TMSI Preferred Stock as part of a "straddle" or "conversion transaction" for federal income tax purposes, or that are foreign persons, insurance companies, financial institutions or securities dealers.
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     We hereby consent to the filing of this opinion as an exhibit to the
Registration Statement and to the references to this opinion in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                        Very truly yours,




                                        SULLIVAN & CROMWELL